Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

ADS IN MOTION, INC.

“S” DOUGLAS HENDERSON

EDWARD F. MYERS III

TRAVERS INTERNATIONAL, INC.

EUGENE HILL

and

MAGLA PRODUCTS, LLC

Dated as of February 8, 2011

i

ii

iii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of February 8, 2011, is made by and among Ads In Motion, Inc., a Delaware corporation (the “Acquiror”), each of the Persons listed on Schedule I hereto who are shareholders of the Acquiror (collectively, the “Acquiror Principal Shareholders,” and individually an “Acquiror Principal Shareholder”) and Magla Products, LLC, a New Jersey limited liability company (“Parent”).

RECITALS

WHEREAS, the Acquiror Principal Shareholders own that number of shares of Acquiror Common Stock (as defined herein) set forth beside their respective names on Schedule I hereto, which such shares, in the aggregate, constitute approximately 95% of the issued and outstanding shares of Acquiror Common Stock (collectively, the “Acquiror Principal Shareholders Shares”);

WHEREAS, the Parent owns all of the of the issued and outstanding Acquiree Membership Interests (as defined herein) and the Persons listed on Schedule II hereto who are members of the Parent (collectively, the “Parent Members,” and individually an “Parent Member”) own that number of Parent Membership Units (as defined herein) set forth beside their respective names on Schedule II hereto, which Parent Membership Units, in the aggregate, constitute all of the issued and outstanding Parent Membership Units;

WHEREAS, the Parent has agreed to transfer to the Acquiror, and the Acquiror has agreed to acquire from the Parent, all of the Acquiree Membership Interests in exchange for the Acquiror Shares (as defined herein), which Acquiror Shares shall constitute approximately 97% of the issued and outstanding shares of Acquiror Common Stock immediately after the Closing (as defined herein);

WHEREAS, immediately following the Closing, the Parent shall distribute the Distribution Shares (as defined herein) to the Parent Members pro rata in accordance with their respective ownership of Parent Membership Units;

WHEREAS, substantially concurrent with the Share Exchange (as defined herein), there shall be released from escrow and paid to the Acquiror Principal Shareholders the aggregate sum of $263,980 in consideration for the consummation of the Share Exchange which shall be used for the Acquiror’s repurchase of the Acquiror Principal Shareholders Shares (the “Repurchase”); and

WHEREAS, substantially concurrent with the Share Exchange, there shall be released from escrow and delivered to the Acquiror the sum of $11,020 (the “Payoff Amount”) which such amount shall be applied as payment in full of Acquiror’s liabilities outstanding on the date hereof as set forth on Schedule 4.12 hereto.

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquiree” means Magla International, LLC, a New Jersey limited liability company and wholly owned subsidiary of the Parent.

“Acquired Companies” means, collectively, the Acquiree and the Acquiree Subsidiaries.

“Acquiree Indemnified Parties” has the meaning set forth in Section 11.02.

“Acquiree Membership Interests” means the percentage interests of the Acquiree.

“Acquiree Subsidiaries” means all of the direct and indirect Subsidiaries of the Acquiree.

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Board” means the Board of Directors of the Acquiror.

“Acquiror Common Stock” means the Acquiror’s common stock, par value $0.0001 per share.

“Acquiror Permits” has the meaning set forth in Section 4.19.

“Acquiror Principal Shareholders” and “Acquiror Principal Shareholder” have the meanings set forth in the Preamble.

“Acquiror Principal Shareholders Shares” has the meaning set forth in the Recitals.

“Acquiror Shares” has the meaning set forth in Section 2.01.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, whether through one or more intermediaries or otherwise, controls or is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and the Exchange Act.

“Damages” has the meaning set forth in Section 11.02.

“Distribution” has the meaning set forth in Section 2.02.

“Distribution Shares” means that number of Acquiror Shares less the Note Cancellation Shares.

“Effective Time” has the meaning set forth in Section 2.05.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

“Evaluation Date” has the meaning set forth in Section 4.29.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

“Exhibits” means the several exhibits referred to and identified in this Agreement.

“Form 8-K” means a current report on Form 8-K under the Exchange Act.

“GAAP” means, with respect to any Person, U.S. generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Henderson” has the meaning set forth in Section 2.06.

“Indebtedness” means any obligation, contingent or otherwise.  Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 11.03.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Acquiror Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror, of the type and nature that the Acquiror is required to file with the Commission.

“Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror, the Parent or the Acquired Companies, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror, the Parent or the Acquired Companies, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the U.S. securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror, the Parent or the Acquired Companies, as the case may be, operate or (c) result in litigation, claims, disputes or property loss in excess of $10,000 in the future, and that would prohibit or otherwise materially interfere with the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect.

“Mitchell” means Mitchell S. Glatt.

“Money Laundering Laws” has the meaning set forth in Section 4.27.

“Myers” has the meaning set forth in Section 2.05.

“Note Cancellation Shares” means 1,930,375 shares of Acquiror Common Stock to be delivered by Parent to Mitchell pursuant to that certain Note Cancellation and Extinguishment Agreement by and between Parent, Herbert Glatt and Mitchell.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Parent” has the meaning set forth in the Preamble.

“Parent Members” and “Parent Member” have the meanings set forth in the Recitals.

“Parent Membership Units” means the membership units of the Parent.

“Payoff Amount” has the meaning set forth in the Recitals.

“Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Registration Statements” has the meaning set forth in Section 4.25.

“Repurchase” has the meaning set forth in the Recitals.

“Schedule 14(f) Filing” means an information statement filed by the Acquiror on Schedule 14f-1 under the Exchange Act.

“Schedule 14C Filing” means an information statement filed by the Acquiror on Schedule 14C under the Exchange Act disclosing the approval of its Board of Directors and stockholders to file an amendment to its Articles of Incorporation to change the Acquiror name.

“Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

“SEC Documents” has the meaning set forth in Section 4.25.

“Section 4(2)” means  Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Share Exchange” has the meaning set forth in Section 2.01.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

 “U.S.” means the United States of America.

ARTICLE II
SHARE EXCHANGE; DISTRIBUTION

Section 2.01 Share Exchange.  At the Closing, the Parent shall transfer all of the Acquiree Membership Interests, representing all of the Acquiree Membership Interests, to the Acquiror and in consideration therefor, subject to Section 2.03, Acquiror shall issue an aggregate of 13,455,700 fully paid and nonassessable shares of Acquiror Common Stock (the “Acquiror Shares”) to the Parent (the “Share Exchange”).

Section 2.02 Distribution.  On the Closing Date and immediately following the Closing, the Acquiree shall cause to be distributed to the Parent Members, who shall be all of the holders of record of Parent Membership Units at the close of business on the Closing Date, as a distribution, all of the Distribution Shares pro rata in accordance with their respective ownership of Parent Membership Units immediately preceding the Share Exchange as further set forth on Schedule II hereto (the “Distribution”).

Section 2.03 Withholding.  The Acquiror shall be entitled to deduct and withhold from the Acquiror Shares otherwise issuable pursuant to this Agreement to any Parent Member such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholder in respect of which such deduction and withholding was made.

Section 2.04 Section 368 Reorganization.  For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to or after the Closing Date has or may have on any such reorganization status.  The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

Section 2.05 Directors of Acquiror at Closing Date.  On the Closing Date, the current director of the Acquiror shall appoint Jordan Glatt to serve as a member and Chairman of the Acquiror Board, and shall nominate Christopher Carey to serve as a member of the Acquiror Board, such nominations to be effective on the tenth day after mailing the Schedule 14(f) to the stockholders of record of the Acquiror (the “Effective Time”).  On the Closing Date, Edward F. Myers III (“Myers”) shall tender his resignation as a director of the Acquiror to be effective at the Effective Time.

Section 2.06 Officers of Acquiror at Closing Date.  On the Closing Date, Myers and “S” Douglas Henderson (“Henderson”) shall resign from each officer position held at the Acquiror and the Acquiror Board shall appoint Jordan Glatt to serve as President and Chief Executive Officer and Alison Carpinello to serve as Chief Financial Officer and Vice President.

ARTICLE III
CLOSING DATE

Section 3.01 Closing Date.  The closing of the Share Exchange (the “Closing”) shall take place at 10:00 a.m. Eastern Time on the day all of the closing conditions set forth in Articles IX and X herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”), at the offices of Anslow + Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, New Jersey 07726.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Subject to the disclosures contained in the relevant Schedules attached hereto, the Acquiror and the Acquiror Principal Shareholders, jointly and severally, represent and warrant to each of the Parent and the Acquiree as follows:

Section 4.01 Organization and Qualification.  The Acquiror is duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it.  The Acquiror is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

Section 4.02 Subsidiaries.  The Acquiror does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 4.03 Organizational Documents.  True, correct and complete copies of the Organizational Documents of the Acquiror have been delivered to the Parent prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery.  The Acquiror is not in violation or breach of any of the provisions of its Organizational Documents.

Section 4.04 Authorization.  The Acquiror has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution, delivery and performance by the Acquiror of this Agreement and each of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Board any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Acquiror of this Agreement and each of the Transaction Documents to which it is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement and the Transaction Documents.

Section 4.05 No Violation.  Neither the execution nor the delivery by the Acquiror of this Agreement or any Transaction Document to which it is a party, nor the consummation or performance by it of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror is a party or by which the properties or assets of the Acquiror is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror, or any of the properties or assets owned or used by the Acquiror, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror, except, in the case of clauses (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

Section 4.06 Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Acquiror, this Agreement and each of the Transaction Documents to which the Acquiror is a party are duly authorized, executed and delivered by the Acquiror and constitutes the legal, valid and binding obligations of the Acquiror, enforceable against the Acquiror in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.07 Securities Laws.  Assuming the accuracy of the representations and warranties of the Parent contained in Article VI, the issuance of the Acquiror Shares pursuant to this Agreement will be when issued and paid for in accordance with the terms of this Agreement issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

Section 4.08 Capitalization and Related Matters.

(a) Capitalization.  The authorized capital stock of the Acquiror consists of 100,000,000 shares: 80,000,000 shares of the Acquiror’s Common Stock are authorized, par value $0.0001 per share, of which 9,530,000 shares are issued and outstanding immediately prior to the Repurchase and 443,000 shares are issued and outstanding immediately after the Repurchase; 20,000,000 shares of the Acquiror’s Preferred Stock are authorized, par value $0.0001, of which none are issued or outstanding.  All issued and outstanding shares of the Acquiror’s Common Stock immediately prior to the Repurchase and the Share Exchange are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights.  At the Closing Date, the Acquiror will have sufficient authorized and unissued Acquiror’s Common Stock to consummate the transactions contemplated hereby.  There are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquiror.  The issuance of all of the shares of Acquiror’s capital stock described in this Section 4.08(a) have been in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of the Acquiror has any right to rescind or bring any other claim against the Acquiror for failure to comply under the Securities Act or state securities laws.

(b) No Redemption Requirements.  Except as contemplated by the Repurchase, there are no outstanding contractual obligations (contingent or otherwise) of the Acquiror to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c) Duly Authorized.  The issuance of the Acquiror Shares has been duly authorized and, upon delivery to the Parent Members and Mitchell of certificates therefor in accordance with the terms of this Agreement, the Acquiror Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Parent Members and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 4.09 Compliance with Laws

.  The business and operations of the Acquiror have been and are being conducted in accordance with all applicable Laws and Orders.  The Acquiror has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror and, to the knowledge of the Acquiror, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  The Acquiror is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror, any event or circumstance relating to the Acquiror that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.10 Certain Proceedings.  There is no pending Proceeding that has been commenced against the Acquiror and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the knowledge of the Acquiror, no such Proceeding has been threatened.

Section 4.11 No Brokers or Finders.  Except as disclosed in Schedule 4.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and after the Closing, the Acquiror Principal Shareholders will indemnify and hold the Acquiror and the Parent, Parent Members and the Acquiree harmless against any liability or expense arising out of, or in connection with, any such claim.

Section 4.12 Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.12, the Acquiror has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Acquiror) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date.  The Acquiror has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since the date of its last audited balance sheet filed with the SEC Documents.

Section 4.13 Changes.  Except as set forth in the SEC Documents, the Acquiror has, conducted its business in the usual and ordinary course of business consistent with past practice and has not:

(a) Ordinary Course of Business.  Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement and each of the Transaction Documents;

(b) Adverse Changes.  Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business or those that would not have a Material Adverse Effect;

(c) Loans.  Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

(d) Liens.  Created or permitted to exist any Lien on any material property or asset of the Acquiror, other than Permitted Liens;

(e) Capital Stock.  Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

(f) Dividends.  Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

(g) Material Acquiror Contracts.  Terminated or modified any Material Acquiror Contract, except for termination upon expiration in accordance with the terms thereof;

(h) Claims.  Released, waived or cancelled any claims or rights relating to or affecting the Acquiror in excess of $5,000 in the aggregate or instituted or settled any Proceeding involving in excess of $5,000 in the aggregate;

(i) Discharged Liabilities.  Paid, discharged or satisfied any claim, obligation or liability in excess of $5,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

(j) Indebtedness.  Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of $5,000 in the aggregate, other than professional fees;

(k) Guarantees.  Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(l) Acquisitions.  Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(m) Accounting.  Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP; or

(n) Agreements.  Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 4.14 Material Acquiror Contracts.  The Acquiror has provided to the Parent, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquiror Contract, including each amendment, supplement and modification thereto.  Each Material Acquiror Contract is a valid and binding agreement of the Acquiror that is party thereto, and is in full force and effect.  The Acquiror is not in breach or default of any Material Acquiror Contract to which it is a party and, to the knowledge of the Acquiror, no other party to any Material Acquiror Contract is in breach or default thereof.  No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Contract or (b) permit the Acquiror or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Contract.  The Acquiror has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Contract to which it is a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Contract.

Section 4.15 Employees.

(a) The Acquiror has no employees, independent contractors or other Persons providing services to them.  The Acquiror is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health.  The Acquiror is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(b) No director, officer or employee of the Acquiror is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of the Acquiror or (b) the ability of the Acquiror to conduct its business.  Each employee of the Acquiror is employed on an at-will basis and the Acquiror does not have any contract with any of its employees which would interfere with its ability to discharge its employees.

Section 4.16 Tax Returns and Audits.

(a) Tax Returns.  The Acquiror has filed all Tax Returns required to be filed (if any) by or on behalf of the Acquiror and has paid all Taxes of the Acquiror required to have been paid (whether or not reflected on any Tax Return).  No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror that the Acquiror is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Acquiror’s property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror for any period (or portion of a period) that would affect any period after the date hereof.

(b) No Adjustments, Changes.  Neither the Acquiror nor any other Person on behalf of the Acquiror (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(c) No Disputes.  There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror, nor is any such claim or dispute pending or contemplated.  The Acquiror has delivered to the Parent true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror, if any, since its inception and any and all correspondence with respect to the foregoing.

(d) Not a U.S. Real Property Holding Corporation.  The Acquiror is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) No Tax Allocation, Sharing.  The Acquiror is not and has not been a party to any Tax allocation or sharing agreement.

(f) No Other Arrangements.  The Acquiror is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.  The Acquiror is not a “consenting corporation” within the meaning of Section 341(f) of the Code.  The Acquiror does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  The Acquiror does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two years, the Acquiror has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  The Parent is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 4.17 Material Assets.  The financial statements of the Acquiror set forth in the SEC Documents reflect the properties and assets (real and personal) owned or leased by the Acquiror.

Section 4.18 Litigation; Orders.  There is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquiror, threatened against or affecting the Acquiror or any of Acquiror’s properties, assets, business or employees.  To the knowledge of the Acquiror, there is no fact that might result in or form the basis for any such Proceeding.  The Acquiror is not subject to any Orders.

Section 4.19 Licenses.  The Acquiror possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror to engage in its business as currently conducted and to permit the Acquiror to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiror Permits”).  The Acquiror has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror to engage in its business as currently conducted and to permit the Acquiror to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.  The Acquiror Permits are valid and in full force and effect.  No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Permit.  The Acquiror has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiror Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Permit.  All applications required to have been filed for the renewal of such Acquiror Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Permits have been duly made on a timely basis with the appropriate Persons.  All Acquiror Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 4.20 Interested Party Transactions.  No officer, director or stockholder of the Acquiror or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror any goods or services; or (2) a beneficial interest in any contract or agreement to which the Acquiror is a party or by which it may be bound or affected.

Section 4.21 Governmental Inquiries.  The Acquiror has provided to the Parent a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Acquiror from any Governmental Authority, and the Acquiror’s response thereto, and each material written statement, report or other document filed by the Acquiror with any Governmental Authority.

Section 4.22 Bank Accounts and Safe Deposit Boxes.  Except as set forth on Schedule 4.22, the Acquiror does not have any bank or other deposit or financial account, nor does the Acquiror have any lock boxes or safety deposit boxes.

Section 4.23 Intellectual Property.  The Acquiror does not own, use or license any Intellectual Property in its business as presently conducted.

Section 4.24 Title to Properties

.  The Acquiror owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

Section 4.25 SEC Documents; Financial Statements.  The Acquiror has timely filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials being collectively referred to herein as the “SEC Documents”).  As of their respective dates, the SEC Documents and any registration statements filed under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All Material Acquiror Contracts to which the Acquiror is a party or to which the property or assets of the Acquiror are subject have been appropriately filed as exhibits to the SEC Documents and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable.  The financial statements of the Acquiror included in the Registration Statement and the SEC Documents comply in all respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror as at the dates thereof and the results of its operations and cash flows for the periods then ended.  The Acquiror was originally organized and operated through the date hereof as a bona fide operating business without any pre-existing plan or strategy that the Acquiror would serve primarily as a merger or acquisition candidate for an unidentified company or companies.  The disclosure set forth in the SEC Documents and Registration Statements regarding the Acquiror’s business is current and complete and accurately reflects operations of the Acquiror as it exists as of the date hereof.

Section 4.26 Stock Option Plans; Employee Benefits.

(a) The Acquiror has no stock option plans providing for the grant by the Acquiror of stock options to directors, officers or employees.

(b) The Acquiror has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided the Acquiror.

(c) Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Acquiror, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of the Acquiror provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror.

Section 4.27 Money Laundering Laws.  The operations of the Acquiror are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror, threatened.

Section 4.28 Board Recommendation.  The Acquiror Board, by unanimous written consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

Section 4.29 Sarbanes-Oxley; Internal Accounting Controls. The Acquiror is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. The Acquiror maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Acquiror has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Acquiror and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Acquiror in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Acquiror’s certifying officers have evaluated the effectiveness of the Acquiror’s disclosure controls and procedures as of the end of the period covered by the Acquiror’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Acquiror presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Acquiror’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Acquiror’s internal control over financial reporting.

Section 4.30 Application of Takeover Protections. The Acquiror and the Acquiror Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Acquiror’s Organizational Documents or the Laws of its state of incorporation that is or could become applicable to the Acquiror, Parent, Acquiree or the Parent Members as a result of the parties hereto fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Acquiror Shares and the Parent Members’ ownership of the Distribution Shares and Mitchell’s ownership of the Note Cancellation Shares.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PRINCIPAL SHAREHOLDERS

Subject to the disclosures contained in the relevant Schedules attached hereto, each Acquiror Principal Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror and the Parent and the Acquiree as follows:

Section 5.01 Authority.  Such Acquiror Principal Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Acquiror Principal Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Acquiror Principal Shareholder is a party, and to perform such Acquiror Principal Shareholder’s obligations under this Agreement and each of the Transaction Documents to which such Acquiror Principal Shareholder is a party.  This Agreement has been, and each of the Transaction Documents to which such Acquiror Principal Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Acquiror Principal Shareholder.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Acquiror Principal Shareholder, this Agreement is, and each of the Transaction Documents to which such Acquiror Principal Shareholder is a party have been, duly authorized, executed and delivered by such Acquiror Principal Shareholder and constitutes the legal, valid and binding obligation of such Acquiror Principal Shareholder, enforceable against such Acquiror Principal Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 5.02 No Conflict.  Neither the execution or delivery by such Acquiror Principal Shareholder of this Agreement or any Transaction Document to which such Acquiror Principal Shareholder is a party, nor the consummation or performance by such Acquiror Principal Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Acquiror Principal Shareholder (if such Acquiror Principal Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Acquiror Principal Shareholder is a party or by which the properties or assets of such Acquiror Principal Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Acquiror Principal Shareholder, or any of the properties or assets of such Acquiror Principal Shareholder, may be subject.

Section 5.03 Ownership of Acquiror Common Stock.  Such Acquiror Principal Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror pursuant to this Agreement, such Acquiror Principal Shareholder’s shares of Acquiror Common Stock free and clear of any and all Liens.  There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Acquiror Principal Shareholder is a party or by which such Acquiror Principal Shareholder or such Acquiror Principal Shareholder’s shares of Acquiror Common Stock are bound with respect to the issuance, sale, transfer, voting or registration of such Acquiror Principal Shareholder’s shares of Acquiror Common Stock.  As a result of the Repurchase, the Acquiror will acquire good, valid and marketable title to such Acquiror Principal Shareholder’s shares of Acquiror Common Stock free and clear of any and all Liens.

Section 5.04 Litigation.  There is no pending Proceeding against such Acquiror Principal Shareholder that involves such Acquiror Principal Shareholder’s shares of Acquiror Common Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Acquiror Principal Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 5.05 No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Acquiror Principal Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and such Acquiror Principal Shareholder will indemnify and hold the Acquiror, the Parent, the Acquiree and the Parent Members harmless against any liability or expense arising out of, or in connection with, any such claim.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PARENT

Subject to the disclosures contained in the relevant Schedules attached hereto, the Parent represents and warrants to the Acquiror as follows:

Section 6.01 Organization and Qualification.  The Parent and the Acquiree are duly incorporated and validly existing under the laws of Delaware, have all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted, to own, hold and operate their respective properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect.  The Parent and Acquiree are duly qualified, licensed or domesticated as foreign corporations in good standing in each jurisdiction wherein the nature of their respective activities or their respective properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

Section 6.02 Subsidiaries.  Except as set forth on Schedule 6.02, neither the Parent nor the Acquiree owns directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 6.03 Organizational Documents.  The copies of the Certificates of Formation of the Parent and the Acquiree and the documents which constitute other Organizational Documents of the Parent and Acquiree that have been delivered to the Acquiror prior to the execution of this Agreement are true and complete and have not been amended or repealed.  Neither the Parent nor the Acquiree is in violation or breach of any of the provisions of its Organizational Documents.

Section 6.04 Authorization and Validity of this Agreement.  Each of the Parent and the Acquiree has all requisite limited liability company authority and power, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Parent or Acquiree is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Parent or the Acquiree is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which the Parent or Acquiree is a party, and to record the transfer of the Acquiree Membership Interests.

Section 6.05 No Violation.  Neither the execution nor the delivery by the Parent or the Acquiree of this Agreement or any Transaction Document to which the Parent or Acquiree is a party, nor the consummation or performance by the Parent or the Acquiree of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Parent or the Acquiree; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Parent or Acquiree is a party or by which the properties or assets of the Parent or Acquiree are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Parent or Acquiree, or any of their respective properties or assets owned or used by the Parent or Acquiree, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Parent or Acquiree or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Parent or Acquiree, except, in the cases of clauses (b), (c) and (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

Section 6.06 Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Parent and Acquiree, this Agreement and each of the Transaction Documents to which the Parent or the Acquiree is a party are duly authorized, executed and delivered by the Parent and Acquiree and constitute the legal, valid and binding obligations of the Parent and Acquiree, enforceable against the Parent or Acquiree, as the case may be, in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 6.07 Capitalization and Related Matters.  Parent is the sole holder of Acquiree Membership Interests.  There are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiree to issue, sell or otherwise cause to become outstanding any of other Acquiree Membership Interests or any securities convertible into, exchangeable for or carrying a right or option to purchase Acquiree Membership Interests or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of limited liability company interests.  There are no outstanding members’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the Acquiree Membership Interests.  The issuance of all of the Acquiree Membership Interests described in this Section 6.07 has been in compliance with the laws of New Jersey.  All outstanding Acquiree Membership Interests are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.  The Parent owns and has good, valid and indefeasible title to and the right to transfer to the Acquiror pursuant to this Agreement, the Acquiree Membership Interests free and clear of any and all Liens.  At the Closing Date, the Acquiror will acquire good, valid and marketable title to the Acquiree Membership Interests free and clear of any and all Liens.

Section 6.08 Parent Members.  Schedule II contains a true and complete list of the names and addresses of the record and beneficial holders of all of the outstanding Parent Membership Units.

Section 6.09 Compliance with Laws and Other Instruments.  Except as would not have a Material Adverse Effect, the business and operations of the Parent and Acquiree and the Acquiree Subsidiaries, if any, have been and are being conducted in accordance with all applicable Laws and Orders.  Except as would not have a Material Adverse Effect, neither the Parent, Acquiree nor any Acquiree Subsidiary has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiree or any Acquiree Subsidiary and, to the knowledge of the Acquiree and each Acquiree Subsidiary, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  Except as would not have a Material Adverse Effect, neither the Parent, Acquiree, nor any Acquiree Subsidiary is, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Acquiree is a party or by which any of the Acquiree’s properties, assets or rights are bound or affected.  Except as would not have a Material Adverse Effect, to the knowledge of the Acquiree and each Acquiree Subsidiary, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Acquiree or any Acquiree Subsidiary is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.

Section 6.10 Certain Proceedings.  There is no pending Proceeding that has been commenced against the Parent or Acquiree and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.  To the Parent’s knowledge, no such Proceeding has been threatened.

Section 6.11 No Brokers or Finders.  Except as disclosed in Schedule 6.11, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Parent or Acquiree for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

ARTICLE VII
COVENANTS OF THE ACQUIROR

Section 7.01 SEC Documents.  From and after the Closing Date, in the event the Commission notifies the Acquiror of its intent to review any SEC Document filed prior to the Closing Date or the Acquiror receives any oral or written comments from the Commission with respect to any SEC Document filed prior to the Closing Date or any disclosure regarding the Acquiror’s business or operations, as in existence through the date hereof in any SEC Document or registration statement filed after the Closing Date, the Acquiror shall promptly notify the Acquiror Principal Shareholders and the Acquiror Principal Shareholders shall fully cooperate with the Acquiror in connection with such review and response.

Section 7.02 Schedule 14(f) Information Statement.  Within ten (10) days following the Closing Date, the Acquiror will file and mail a Schedule 14(f) information statement to the stockholders of record of the Acquiror.

Section 7.03 Form 8-K.  Within four (4) business days of the Closing Date, the Acquiror shall file the Form 8-K.

Section 7.04 Schedule 14C Information Statement for Name Change.  As promptly as practicable following the Closing Date the Acquiror shall file and mail a Definitive Information Statement on Schedule 14C to the stockholders of the Acquiror with respect to amending the Acquiror’s Articles of Incorporation to change its name.

ARTICLE VIII
COVENANTS AND AGREEMENTS OF THE PARTIES

Section 8.01 Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Acquiree and the Acquiror (and any Subsidiary) as each party may reasonably request.  In order that each party may have the full opportunity to do so, the Acquiree and the Acquiror and the Acquiror Principal Shareholders shall furnish each party and its representatives during such period with all such information concerning the affairs of the Acquiree or the Acquiror or any Subsidiary as each party or its representatives may reasonably request and cause the Acquiree or the Acquiror and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

Section 8.02 Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties and shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other Persons the consent or approval of which, or the license or permit from which is required for the consummation of the Share Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

Section 8.03 Conduct of Business

.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability (except in the ordinary course of its business) not required or specifically contemplated hereby, without first obtaining the written consent of the Parent, on the one hand, and the Acquiror, on the other hand.  Without the prior written consent of the Parent, the Acquiror or the Acquiror Principal Shareholders, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

Section 8.04 Litigation.  From the date hereof through the Closing, the Acquiror, the Acquiror Principal Shareholders and the Parent shall promptly notify the representative of the other party of any known Proceeding which after the date hereof are threatened or commenced against such party or any of its Affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on such party or any of its Subsidiaries.

Section 8.05 Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

Section 8.06 Share Cancellation.  Immediately prior to the Closing, the Acquiror Principal Shareholders Shares shall be cancelled.

Section 8.07 Public Disclosure.  Except to the extent previously disclosed or to the extent the parties are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld.  To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the transaction, it shall, if possible, immediately notify the other party prior to such disclosure and provide the opportunity for the other party to make reasonable comments to such disclosure.

Section 8.08 Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of the Acquiror, after the Closing Date, the Acquiror Principal Shareholders shall use their reasonable best efforts to provide such information available to them, including information, filings, reports, financial statements or other circumstances of the Acquiror occurring, reported or filed prior to the Closing, as may be necessary or required by the Acquiror for the preparation of the post-Closing Date reports that the Acquiror is required to file with the Commission to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any Commission comments relating thereto or any Commission inquiry thereof.

Section 8.09 Distribution.  Immediately following the Closing, the Acquiror and Parent shall cause the Distribution to be completed.

ARTICLE IX
CONDITIONS PRECEDENT OF THE ACQUIROR

The Acquiror’s obligation to acquire the Acquiree Membership Interests and to take the other actions required to be taken by the Acquiror at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror, in whole or in part):

Section 9.01 Accuracy of Representations.  The representations and warranties of the Parent forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.  The representations and warranties of the Parent set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

Section 9.02 No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of the Parent or Acquiree, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

Section 9.03 Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Parent and the Acquiree for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Parent or the Acquiree, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Parent, Acquiree or the Acquiror.

Section 9.04 Certificate of Officer.  The Parent will have delivered to the Acquiror a certificate executed by a manager or officer of the Parent, certifying the satisfaction of the conditions specified in Sections 9.01, 9.02, and 9.03 relating to the Parent and the Acquiree.

Section 9.05 Documents.  The Parent must deliver to the Acquiror at the Closing:

(a) each of the Transaction Documents to which the Parent and/or the Acquiree is a party, duly executed; and

(b) such other documents as the Acquiror may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the Parent pursuant to Section 9.01, (B) evidencing the performance of, or compliance by the Parent with any covenant or obligation required to be performed or complied with by the Parent, (C) evidencing the satisfaction of any condition referred to in this Article IX, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 9.06 No Proceedings.  There must not have been commenced or threatened against the Acquiror, the Parent, the Acquiree, any Parent Member, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 9.07 No Claim Regarding Membership Units or Consideration.  There must not have been made or threatened by any Person, other than persons listed on Schedule II hereto, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiree Membership Interests or any other membership, voting, equity, or ownership interest in, the Acquiree, or (b) is entitled to all or any portion of the Acquiror Shares.

ARTICLE X
CONDITIONS PRECEDENT OF THE PARENT

The Parent’s obligation to transfer the Acquiree Membership Interests and the obligations of the Parent to take the other actions required to be taken by the Parent in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Parent, in whole or in part):

Section 10.01 Accuracy of Representations.  The representations and warranties of the Acquiror and Acquiror Principal Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.  The representations and warranties of the Acquiror and Acquiror Principal Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

Section 10.02 Compliance with Covenants.  The Acquiror shall have performed and complied with all of its covenants hereunder in all respects through the Closing.

Section 10.03 No Force Majeure Event.  There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

Section 10.04 Consents.

(a) All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror.

(b) Without limiting the foregoing, the Schedule 14(f) Filing shall have been prepared to be filed with the Commission by the Acquiror after the Closing Date.

Section 10.05 Certificate of Officer.  The Acquiror will have delivered to the Parent a certificate, dated the Closing Date, executed by an officer of the Acquiror, certifying the satisfaction of the conditions specified in Sections 10.01, 10.02, 10.03, 10.04, 10.09 and 10.10 relating to the Acquiror.

Section 10.06 Certificate of Acquiror Principal Shareholders.  Each Acquiror Principal Shareholder will have delivered to the Parent a certificate, dated the Closing Date, executed by such Acquiror Principal Shareholder, certifying the satisfaction of the conditions specified in Section 10.01 relating to such Acquiror Principal Shareholder.

Section 10.07 Documents.  The Acquiror must have caused the following documents to be delivered to the Parent:

(a) a Secretary’s Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of the Acquiror, (B) the resolutions of the Acquiror Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of the Acquiror signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiror is a party;

(b) a Certificate of Good Standing of the Acquiror that is dated within five (5) business days of the Closing;

(c) each of the Transaction Documents to which the Acquiror is a party, duly executed;

(d) the resignation of Myers and Henderson as officers of the Acquiror on the Closing Date;

(e) Acquiror Board Resolutions (i) increasing the size of the board to two (2) members, (ii) appointing Jordan Glatt to serve as Chairman of the Acquiror Board, President and Chief Executive Officer; (iii) appointing Christopher Carey to serve as a member of the Acquiror Board Acquiror; and (iii) appointing Alison Carpinello as Chief Financial Officer of the Acquiror Board;

(f) a statement from the Acquiror’s transfer agent regarding the number of issued and outstanding shares of Acquiror Common Stock immediately before the Closing; and

(g) such other documents as the Parent may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Acquiror and the Acquiror Principal Shareholders pursuant to Section 10.01, (ii) evidencing the performance by the Acquiror and the Acquiror Principal Shareholders of, or the compliance by the Acquiror with, any covenant or obligation required to be performed or complied with by the Acquiror or the Acquiror Principal Shareholders, (iii) evidencing the satisfaction of any condition referred to in this Article X, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

Section 10.08 No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror, the Acquiree or any Parent Member, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

Section 10.09 No Claim Regarding Stock Ownership or Consideration.  There must not have been made or threatened by any Person, other than Persons listed on Schedule I hereto any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiror Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror, or (b) is entitled to all or any portion of the Acquiror Shares.

Section 10.10 No Liability.  The Acquiror shall have paid the Payoff Amount to its creditors in satisfaction of all of the liabilities set forth on Schedule 4.12.  There must not be any outstanding obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of the Acquiror, whether or not known to the Acquiror.

Section 10.11 Repurchase; Cancellation of Shares.  The Repurchase shall have been completed and the Acquiror Principal Shareholders Shares shall have been cancelled.

ARTICLE XI
SURVIVAL; INDEMNIFICATION

Section 11.01 Survival.  All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing.  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 11.02 Indemnification by the Acquiror Principal Shareholders.  From and after the execution of this Agreement, the Acquiror Principal Shareholders shall indemnify and hold harmless the Acquiror, the Acquiree and the Parent Members (collectively, the “Acquiree Indemnified Parties”), from and against any all costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Damages”) arising, directly or indirectly, from or in connection with: (a) any breach of any representation or warranty made by the Acquiror or the  Acquiror Principal Shareholders in this Agreement or any Transaction Document or in any certificate delivered by the Acquiror pursuant to this Agreement; (b) any breach by the Acquiror or the Acquiror Principal Shareholders of any covenant or obligation of the Acquiror in this Agreement or any Transaction Document required to be performed by the Acquiror or the Acquiror Principal Shareholders on or prior to the Closing Date or after the Closing Date; or (c) any and all Damages of the Acquiror or the Acquiror Principal Shareholders, occurring on or prior to the Closing Date.

Section 11.03 Indemnification by Acquiror Principal Shareholders relating to a Proceeding.  The Acquiror Principal Shareholders shall to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present, former and future director, officer or employee of the Acquiror (collectively, the “Indemnified Parties”) against any Damages in connection with any Proceeding whether by a third party, the Acquiror or otherwise (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Closing Date to the same extent as provided in the Acquiror’s Organizational Documents or any applicable contract or agreement as in effect on the date hereof.  In the event of any such Proceeding (whether arising before or after the Closing Date), (i) the Acquiror Principal Shareholders shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (ii) the Acquiror Principal Shareholders shall cooperate in the defense of any such matter.

ARTICLE XII
GENERAL PROVISIONS

Section 12.01 Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 12.02 Public Announcements.  The Acquiror shall promptly, but no later than four (4) business days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby.  The Acquiror shall also file with the Commission a Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the Closing Date.  Prior to the Closing Date, the Acquiree and the Acquiror shall consult with each other in issuing the Form 8-K, the press release and any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

Section 12.03 Confidentiality.

(a) The Acquiror, the Acquiror Principal Shareholders, the Parent and the Acquiree will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b) In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 12.03(a), the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.03.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy all of such written information each party has regarding the other party.

Section 12.04 Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12.04), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to Acquiror, to:	Ads In Motion, Inc. 4139 Corral Canyon Bonita, CA 91902 Telephone No.: 619-200-6769 Facsimile No.: 619-421-2653

If to Acquiror Principal Shareholders, to:	The applicable address set forth on Schedule I hereto.

If to Parent or Acquiree, to:	Magla Products, LLC 159 South Street Morristown, NJ 07960 Attention: Jordan Glatt Telephone No.: 973-984-7998 Facsimile No.: 973-984-9508

With copies to:	Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Attention: Gregg E. Jaclin, Esq. Telephone No.: 732-409-1212 Facsimile No.: 732-577-1188

If to Parent Members, to:	The applicable address set forth on Schedule II hereto.

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 12.05 Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.06 Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.07 Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

Section 12.08 Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.  Except as set forth in Article XI hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 12.09 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.10 Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 12.11 Governing Law.  This Agreement will be governed by the laws of the State of New Jersey without regard to conflicts of laws principles.

Section 12.12 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiror:

ADS IN MOTION, INC.

By:  /s/ Edward F. Myers III
Edward F. Myers III
President and Chief Executive Officer

Acquiror Principal Shareholders:

/s/ S Douglas Henderson
“S” DOUGLAS HENDERSON

/s/ Edward F. Myers III
EDWARD F. MYERS III

TRAVERS INTERNATIONAL, INC.

By:  /s/ Edward Myers III
[Name] Edward F. Myers III
[Title] President

/s/ Eugene Hill
EUGENE HILL

[Signatures Continue on Following Pages]

Parent: MAGLA PRODUCTS, LLC By: /s/ Jordan Glatt Jordan Glatt President